UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

Commission File Number 1-9929

Insteel Industries, Inc.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-0674867 (I.R.S. Employer Identification No.)

1373 Boggs Drive, Mount Airy, North Carolina (Address of principal executive offices)	27030 (Zip Code)

Registrant’s telephone number, including area code: (336) 786-2141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2015, the Board of Directors (the “Board”) of Insteel Industries, Inc. (the “Company”) appointed Joseph A. Rutkowski to serve as an independent director of the Company, for an initial term ending at the Company’s 2018 Annual Meeting of Shareholders. Pursuant to North Carolina law, Mr. Rutkowski will stand for shareholder election to the Board at the 2016 Annual Meeting of Shareholders. Concurrent with Mr. Rutkowski’s appointment, the Board increased the number of directors from six to seven, effective immediately. Mr. Rutkowski has not been appointed to any committees of the Board. Mr. Rutkowski is currently a principal at Winyah Advisors LLC, a management consulting company, a position he has held since 2010.

Mr. Rutkowski will participate in the Company’s non-employee director compensation program whereby non-employee directors typically receive an annual cash retainer equal to $50,000 and an annual grant of restricted stock units (“RSUs”) valued at $50,000. The RSUs are typically granted on the date of the Company’s annual meeting and have a one-year vesting period.

Mr. Rutkowski has not been directly or indirectly involved or had a material interest in any transaction, proposed transaction, or series of similar transactions with the Company which would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing Mr. Rutkowski’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated under this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated September 18, 2015 announcing the appointment of Joseph A. Rutkowski as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSTEEL INDUSTRIES, INC.

Registrant

Date: September 18, 2015	By:	/s/ Michael C. Gazmarian
Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 18, 2015 announcing the appointment of Joseph A. Rutkowski as a director.